UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ATKORE INTERNATIONAL GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATKORE INTERNATIONAL GROUP INC.

16100 South Lathrop Avenue

Harvey, Illinois 60426

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of Atkore International Group Inc. will be held on Wednesday, January 31, 2018, at 9:00 a.m. (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the following purposes:

1.	To elect the four Class II directors named in this proxy statement to serve until the 2021 Annual Meeting of Stockholders.

2.	To hold a non-binding advisory vote approving executive compensation.

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

The foregoing items of business are more fully described in our proxy statement filed with the U.S. Securities and Exchange Commission on or about December 15, 2017.

Only stockholders of record at the close of business on December 5, 2017 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment or postponement thereof.

We are again furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process lowers the costs of printing and distributing our proxy materials and reduces our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on December 5, 2017 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting of Stockholders. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about December 15, 2017.

By Order of the Board of Directors,

Daniel S. Kelly

Vice President, General Counsel and Secretary

December 15, 2017

Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2018:

The proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2017 are available at www.proxyvote.com or www.investors.atkore.com.

i

ATKORE INTERNATIONAL GROUP INC.

16100 South Lathrop Avenue

Harvey, Illinois 60426

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2018

The proxy statement and annual report to stockholders are available at

www.proxyvote.com or www.investors.atkore.com

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about December 15, 2017. Stockholders will have the ability to access the proxy materials on the websites listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials?

The board of directors of Atkore International Group Inc., a Delaware corporation (referred to as “Atkore,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, January 31, 2018, at 9:00 a.m. (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the purpose of considering and acting upon the matters set forth in this proxy statement.

This proxy statement includes important information that we are required to provide to you under SEC rules, and is designed to assist you in voting your shares. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about December 15, 2017. As a stockholder, you are invited to attend the Annual Meeting of Stockholders and are requested to vote on the proposals described in this proxy statement.

Why did we receive only one copy of the Notice of Internet Availability and how may I obtain an additional copy?

We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.

All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website—www.investors.atkore.com. If you would like to receive a paper or e-mail copy of our proxy materials, at no charge, please make the request by mail to Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois 60426, by Internet at www.proxyvote.com, by telephone to 1-800-579-1639, requesting Daniel S. Kelly, or by e-mail to sendmaterial@proxyvote.com.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: The election of four nominees named in the proxy statement as Class II directors for a term expiring at the 2021 Annual Meeting of Stockholders.

•	Proposal 2: A non-binding advisory vote approving executive compensation.

•	Proposal 3: The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

•	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

•	Proposal 1: “FOR” each of the nominees named in the proxy statement as Class II directors for a term expiring at the 2021 Annual Meeting of Stockholders.

•	Proposal 2: “FOR” the non-binding advisory vote approving executive compensation.

•	Proposal 3: “FOR” the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.

Who is entitled to vote at the Annual Meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is December 5, 2017. At the close of business on that date, we had 63,431,472 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by approximately 2 stockholders of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

Proposal 1, the nominees for Class II director will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the four nominees receiving the highest number of affirmative votes will be elected. In accordance with our second amended and restated by-laws, stockholders do not have the right to cumulate their votes for the election of directors.

Proposal 2, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

Proposal 3, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal 2018; however, the Audit Committee will consider the outcome of the vote for fiscal 2018 and when making appointments of our independent registered public accounting firm in future years.

How are broker non-votes and abstentions counted?

The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN”, will be counted as shares present for purposes of establishing a quorum. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees nor a broker non-vote will have an effect on the outcome of the election of directors in Proposal 1. As to Proposals 2 and 3, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker non-vote will not have an effect on the outcome of any proposal other than Proposal 3. Only the ratification of the selection of our independent registered public accounting firm in Proposal 3 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1 and 2 absent direction from you.

Can I vote in person at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited and admission will be on a first-come, first-served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver’s license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of December 5, 2017, the record date, such as their most recent account statement reflecting their stock ownership prior to December 5, 2017, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

May stockholders ask questions?

Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting.

Can I vote by Internet?

For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.

If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with AST, you may vote those shares by accessing the Internet website address specified on your Notice of Internet Availability. The giving of such an Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on January 30, 2018.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board of directors. These recommendations are: “FOR” election of the nominees listed in this Proxy Statement as directors of the Company, “FOR” the advisory vote approving executive compensation and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. A stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting.

How do I change or revoke my proxy?

Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

Who will count and certify the votes?

Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.

How can I make a proposal or make a nomination for director for next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our second amended and restated by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held on February 5, 2019, the proposal or nomination must be received by us at our principal executive offices no later than October 3, 2018. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2019 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between October 3, 2018 and November 2, 2018 and comply with the other provisions of our second amended and restated by-laws.

Who pays for the cost of proxy preparation and solicitation?

Our board is responsible for the solicitation of proxies for the Annual Meeting. We have also retained Broadridge to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000 plus reimbursement of expenses. Broadridge will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

What is the board member annual meeting attendance policy?

Each continuing board member is expected to attend the Company’s annual meeting. All board members who served as members of the board at the time of the 2017 Annual Meeting of Stockholders attended last year’s annual meeting.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Director Independence

Atkore was incorporated in the State of Delaware in November 2010. Atkore is the sole stockholder of Atkore International Holdings Inc. (“AIH”), which in turn is the sole stockholder of Atkore International, Inc. (“AII”). Prior to December 2010, we operated as the Tyco Electrical and Metal Products business of Tyco International Ltd., (“Tyco”). Atkore was initially formed as a holding company to hold ownership of AIH and to effect the transactions described below.

In December 2010, pursuant to the terms of the Investment Agreement (the “Investment Agreement”) by and among CD&R Allied Holdings, L.P. (the “CD&R Investor”), Tyco International Holdings S.à.r.l. (“Tyco Seller”), Tyco and AIH, (i) the CD&R Investor acquired shares of a newly created class of our cumulative convertible preferred stock (the “Preferred Stock”) that initially represented 51% of our outstanding capital stock (on an as-converted basis); and (ii) we issued shares of our common stock to the Tyco Seller that initially represented the remaining 49% of our outstanding capital stock. We refer to the transactions described in this paragraph as the “Transactions.”

In April 2014, we redeemed all of the shares of our common stock then held by the Tyco Seller, and the CD&R Investor converted shares of Preferred Stock held by it into shares of our common stock.

In June 2016 we completed an IPO of our common stock, pursuant to which the CD&R Investor sold an aggregate of 12,000,000 shares of our common stock. In a series of secondary offerings of our common stock during fiscal 2017, the CD&R Investor reduced its remaining ownership in our company to approximately 48% as of December 5, 2017.

In connection with the IPO, we entered into a stockholders agreement (the “Stockholders Agreement”) with the CD&R Investor under which the CD&R Investor has the right to designate nominees for our board of directors, whom we refer to as “CD&R Designees,” subject to the maintenance of specified ownership requirements. The Stockholders Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;

•	at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;

•	at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

•	at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and

•	at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock

With respect to any vacancy of a CD&R Designee, the CD&R Investor has the right to designate a new director for election by a majority of the remaining directors then in office. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Under our second amended and restated certificate of incorporation, the number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the Stockholders Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

We are no longer a Controlled Company

Following the completion of the sale of shares of our common stock by the CD&R Investor on February 23, 2017, we ceased to be a “controlled company” within the meaning of NYSE corporate governance standards and our one year phase in period for full compliance with NYSE corporate governance standards commenced. Despite currently being eligible for certain exemptions to NYSE corporate governance rules and requirements during this phase-in period, we currently do not rely on these exemptions. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee in compliance with all of the NYSE corporate governance rules and requirements.

Board Composition

Our board of directors is currently composed of eleven members. Our second amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have three directors in Class I, four directors in Class II and four directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings in 2020, 2018, and 2019, respectively.

Director	Class
Philip W. Knisely*	Class I—Expiring 2020 Annual Meeting

John P. Williamson	Class I—Expiring 2020 Annual Meeting

A. Mark Zeffiro	Class I—Expiring 2020 Annual Meeting

James G. Berges	Class II—Expiring 2018 Annual Meeting

Jeri L. Isbell	Class II—Expiring 2018 Annual Meeting

Wilbert W. James Jr	Class II—Expiring 2018 Annual Meeting

Jonathan L. Zrebiec	Class II—Expiring 2018 Annual Meeting

Justin A. Kershaw	Class III—Expiring 2019 Annual Meeting

Scott H. Muse	Class III—Expiring 2019 Annual Meeting

Nathan K. Sleeper	Class III—Expiring 2019 Annual Meeting

William R. VanArsdale	Class III—Expiring 2019 Annual Meeting

*	Chairman of the board of directors.

At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the four nominees for director whose terms expire at the Annual Meeting. James G. Berges, Jeri L. Isbell, Wilbert W. James Jr. and Jonathan L. Zrebiec, our Class II directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.

Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board of directors and Nominating and Governance Committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of December 5, 2017.

Nominees for Election to the Board of Directors in 2018

Class II—Nominees Whose Term Expires in 2021

Mr. James G. Berges Age 70 Director of the Company since 2010

James G. Berges became a director in 2010. Mr. Berges has been an operating partner of Clayton, Dubilier & Rice, LLC (“CD&R”) since 2006. Mr. Berges was President of Emerson Electric Co. from 1999 and served as director of Emerson Electric Co. from 1997 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. Mr. Berges currently serves as a director of PPG Industries, Inc. and NCI Building Systems, Inc. and chairman of the board of Core & Main L.P. (previously known as HD Supply Holdings, Inc.). He previously served on the board of directors of Diversey, Inc., as Chairman of the board of Sally Beauty Holdings, Inc. Mr. Berges holds a B.S. in Electrical Engineering from the University of Notre Dame.

Qualifications: Mr. Berges’ former leadership role at a global manufacturer provides our board valuable insight into the numerous operational, financial and strategic issues the Company faces. Further, Mr. Berges’ service on the boards of other public and private companies provides our board insight into the challenges currently faced by companies in a variety of markets.

Ms. Jeri L. Isbell Age 60 Director of the Company since 2015

Jeri L. Isbell became a director in 2015. Until December 2016, Ms. Isbell was the Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she has held since February 2003. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell is a director of SiteOne Landscape Supply, Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant.

Qualifications: Ms. Isbell’s human resources and communications leadership positions provide our board with insight into key issues and market practices in these areas for public companies.

Mr. Wilbert W. James Jr. Age 61 Director of the Company since 2017

Wilbert W. James Jr. became a director earlier in 2017. Mr. James was the President of Toyota Motor Manufacturing of Kentucky, Inc., (TMMK) through December 2017. Prior to joining TMMK, Mr. James worked in various positions within Toyota Motor’s U.S. operations for 30 years. He currently serves as a director of Central Bank & Trust in Lexington, KY and as head of its Audit Committee. He holds a B.S. in Mechanical Engineering Technology from Old Dominion University.

Qualifications: Mr. James experience in manufacturing and operations, with a significant focus in lean manufacturing, provides the board with insight into various operational, financial and strategic issues the Company encounters.

Mr. Jonathan L. Zrebiec Age 37 Director of the Company since 2010

Jonathan L. Zrebiec became a director in 2010. Mr. Zrebiec is a partner of CD&R, which he joined in 2004. Prior to joining CD&R, he worked at Goldman, Sachs & Co. in the Investment Banking Division. He currently serves as a director of Brand Energy & Infrastructure Services, Inc., NCI Building Systems, Inc. and Wilsonart International Holdings LLC, and previously served as a director of Hussmann International, Inc. and Roofing Supply Group, LLC. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Qualifications: Mr. Zrebiec’s experience in the financial and investing community provides our board with insight into business strategy, improving financial performance, and the economic environment in which the Company operates.

Continuing Members of the Board of Directors

Class III—Directors Whose Term Expires in 2019

Mr. Justin A. Kershaw Age 56 Director of the Company since 2017

Justin A. Kershaw became a director earlier in 2017. Mr. Kershaw is the Corporate Vice President and Chief Information Officer of Cargill, Incorporated. Prior to Cargill, he was the Senior Vice President and CIO at the Industrial Sector of Eaton Corporation. Earlier, while the CIO of W.L. Gore and Associates, he also served as an original member of the State of Delaware’s Information Technology Investment Council. He holds a B.A. in Economics from LaSalle University.

Qualifications: Mr. Kershaw’s global work experience in the broad technology sector provides the board with insight into various international operational, technology and strategic issues the Company encounters.

Mr. Scott H. Muse Age 60 Director of the Company since 2015	Scott H. Muse became a director in 2015. From 2002 until he retired in 2014, Mr. Muse served as President of Hubbell Lighting Inc., a leading manufacturer of lighting fixtures and controls and Group Vice President of Hubbell Inc., the parent company of Hubbell Lighting, an international manufacturer of electrical and electronic products for non-residential and residential construction, industrial and utility applications. Prior to that, Mr. Muse was President and Chief Executive Officer of Lighting Corporation of America from 2000 to 2002 and President of Progress Lighting from 1993 to 2000. Additionally, he held leadership and management positions at Thomas Industries, American Electric and Thomas & Betts. Mr. Muse began his career in the electrical manufacturing industry in 1979. Mr. Muse holds a B.S. in Business Administration from Georgia Southern University.

Qualifications: Mr. Muse’s extensive knowledge and experience in business, leadership, sales, marketing and operations management provide our board with insight into the challenges and opportunities in the electrical manufacturing sector.

Mr. Nathan K. Sleeper Age 44 Director of the Company since 2010

Nathan K. Sleeper became a director in 2010. Mr. Sleeper is a partner of CD&R and serves on CD&R’s Management and Investment Committees. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. Mr. Sleeper is a director of Brand Energy & Infrastructure Services, Inc., CHC Group Ltd., NCI Building Systems, Inc. and Wilsonart International Holdings LLC. Mr. Sleeper previously served as a director of Beacon Roofing Supply, Inc., Culligan Ltd, HD Supply Holdings, Inc., Hertz Global Holdings, Hussmann International, Inc., Roofing Supply Group, LLC and U.S. Foods, Inc. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our board important insights into business strategy and areas to improve the Company’s financial performance.

Mr. William R. VanArsdale Age 66 Director of the Company since 2015

William R. VanArsdale became a director in 2015. From 2004 until his retirement on August 1, 2015, Mr. VanArsdale served as Group President of Eaton Corporation plc, a diversified power management company, where he led the hydraulics, filtration and golf grip business units. From 2001 to 2004, Mr. VanArsdale was President of Electrical Components Operation at Eaton, where he was also Operations Vice President of Global Sales and Service from 1999 to 2001. Prior to that, he spent 12 years in various leadership roles at Rockwell Automation. Mr. VanArsdale holds a B.S. in Electrical Engineering from Villanova University.

Qualifications: Mr. VanArsdale’s broad operations, sales and leadership experience in the manufacturing sector provide our board with insight into challenges and opportunities for the manufacturing sector.

Class I—Directors Whose Term Expires in 2020

Mr. Philip W. Knisely Age 63 Director of the Company since 2010

Philip W. Knisely became a director in, and has served as Chairman of our board of directors since, December 2010. Mr. Knisely has been an operating advisor to CD&R funds since 2010. In 2010, he retired from Danaher Corporation, a leading manufacturer of medical equipment and environmental and professional instrumentation, where he served for ten years as Executive Vice President and Corporate Officer. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributor of fluid handling products, serving as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He serves as a director of Beacon Roofing Supply, Inc. and previously served on the board of directors of Diversey Inc. and Roofing Supply Group, LLC. Mr. Knisely formerly served as the Chairman of the Darden Foundation at the University of Virginia, where he received his M.B.A. He was also a GM Fellowship Scholar at Kettering University (formerly known as General Motors Institute), where he earned a B.S. in Industrial Engineering.

Qualifications: Mr. Knisely brings to our board his extensive management, operations and business experience, as well as his leadership, financial and core business skills, all of which qualify him to serve on our board of directors.

Mr. John P. Williamson Age 56 Director of the Company since 2011	John P. Williamson has served as the Company’s President and Chief Executive Officer and as a director since June 2011. Prior to joining Atkore, Mr. Williamson spent six years with ITT Corporation, most recently as President of the Water & Wastewater Division, a global manufacturing company headquartered in Stockholm, Sweden. Prior to that, he was President of the Residential and Commercial Water Division and ITT Corporate Vice President and Director for Operational Excellence. Before joining ITT Corporation, Mr. Williamson was employed for more than 17 years within several operating divisions of Danaher Corporation. Until 2005, Mr. Williamson was the Senior Vice President of Global Operations for Fluke Corporation. Mr. Williamson also served as President of Jennings Technology Corporation. Additionally, he held leadership and management positions at Veeder-Root Company, Danaher Controls, Dynapar and Disc Instruments. Mr. Williamson began his career with Connector Technology, Inc. in 1981. Mr. Williamson is a member of the Board of Governors of the National Electrical Manufacturers Association. Mr. Williamson earned a B.A. in Business Administration from California State University, Fullerton and holds a Certificate in Strategic Marketing Management from Harvard Business School.

Qualifications: Mr. Williamson’s intimate knowledge of the Company’s day-to-day operations as President and Chief Executive Officer and his significant prior experience in the Company’s industry qualify him to serve on our board of directors.

Mr. A. Mark Zeffiro Age 51 Director of the Company since 2015

A. Mark Zeffiro became a director in 2015. Mr. Zeffiro is President and Chief Executive Officer at Horizon Global Corporation, a designer, manufacturer and distributor of custom-engineered towing, trailering, cargo management products and accessories. In July 2015, Horizon Global was formed as a stand-alone, publicly traded company from a division of TriMas Corporation, where Mr. Zeffiro was Group President. Prior to that, Mr. Zeffiro spent seven years as the Chief Financial Officer at TriMas with responsibility for investor relations, financial planning, external reporting, business analysis, treasury, tax and corporate capital. Mr. Zeffiro also spent four years at Black and Decker Corporation as Vice President of Finance for Global Consumer Products Group and Vice President of Finance for the U.S. Consumer Products Group. Mr. Zeffiro began his career at General Electric Company, where he held roles of progressive responsibility during his 15-year tenure, culminating in the position of chief financial officer of the Americas and Global Imaging Equipment division within the GE Medical Systems Group. Mr. Zeffiro earned a B.S. in Quantitative Analytics from Bentley College.

Qualifications: Mr. Zeffiro’s current and past leadership positions provide our board with insight into improving financial and operational performance at public companies.

Director Independence

Our board of directors has determined, after considering all of the relevant facts and circumstances, that Messrs. James, Kershaw, Muse, VanArsdale and Zeffiro and Ms. Isbell are “independent” as defined under NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

Our board of directors is led by our non-executive Chairman, Mr. Knisely, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the company at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held 9 meetings during the fiscal year ended September 30, 2017. Each of our directors attended at least 75% of the total number of meetings of the board and any committees during the period in which he or she was a director or a member of any committee, as applicable. Directors are required to attend our annual meetings. All board members who served as members of the board at the time of the 2017 Annual Meeting of Stockholders attended last year’s annual meeting.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the board of directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

Code of Business Conduct and Ethics and Financial Code of Ethics

We have a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors, and our board of directors has adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions. The Financial Code of Ethics and the Code of Business Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics are available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our officers, including our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions, and our directors, by posting such information on our website at http://investors.atkore.com/governance-documents.

Board Committees

Our board of directors maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during fiscal 2017.

Director (1)	Audit		Compensation		Nominating and Governance		Executive
Jeri L. Isbell	X		X	*

Wilbert W. James, Jr					X

Justin A. Kershaw			X

Philip W. Knisely							X	*

Scott H. Muse	X				X	*

Nathan K. Sleeper							X

William R. VanArsdale			X		X

John P. Williamson							X

A. Mark Zeffiro	X	*

Number of Meetings

X= Current Committee Member; * = Chair

(1)	In fiscal 2017, each member of the board of directors was invited to attend any committee meeting, even if he or she was not a member of that committee.

Audit Committee

Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Audit Committee are Mr. Zeffiro (Chairperson), Ms. Isbell and Mr. Muse. Our board of directors has designated each of Mr. Zeffiro and Ms. Isbell as an “audit committee financial expert,” and each of the three members has been determined to be “financially literate” under NYSE rules. Our board of directors has also determined that each of the three members is “independent” as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder; therefore, we meet the independence requirements of Rule 10A-3 under the Exchange Act or the NYSE rules. The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than three public companies (including the Company), unless the board of directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Company’s Audit Committee. At present, none of our Audit Committee members are serving on more than three audit committees of public companies.

Compensation Committee

Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer, subject to final approval by our board of directors), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee is also responsible for periodically reviewing management development and succession plans. The charter of our Compensation Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Compensation Committee are Ms. Isbell (Chairperson) and Messrs. Kershaw and VanArsdale, all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. The written charter of our Compensation Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee. To the extent that one is required in the future, we intend to establish a sub-committee of our Compensation Committee for purposes of approving any compensation that we may wish to qualify as “performance-based compensation” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During fiscal 2017, the committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. FW Cook is a global professional services company. The Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Nominating and Governance Committee are Messrs. Muse (Chairperson), James and VanArsdale, all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. The written charter of our Nominating and Governance Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.

Executive Committee

The Executive Committee is responsible, among its other duties and responsibilities, for assisting the board of directors with its responsibility and, except as may be limited by law, our second amended and restated certificate of incorporation or our second amended and restated by-laws, to act as specifically assigned by the board of directors between board meetings or when it is otherwise impracticable for the full board of directors to act. The charter of our Executive Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. The members of our Executive Committee are Messrs. Knisely (Chairperson), Sleeper and Williamson.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, our Compensation Committee was comprised of Ms. Isbell (Chairperson), and Messrs. Knisely and VanArsdale. Mr. Knisely is an affiliate of CD&R. See “Certain Relationships and Related Party Transactions” for a discussion of agreements between us and affiliates of CD&R. No member of our Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries in fiscal 2017. In addition, during fiscal 2017 none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation Committee.

Selection of Nominees for Election to the Board

Our Corporate Governance Guidelines provide that, subject to the requirements of the Stockholders Agreement, the Nominating and Governance Committee will identify and recommend that the board select board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee considers the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as strong values and discipline, high ethical standards, a commitment to full board participation on the board of directors and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the board, including the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with manufacturing, operations, finance or marketing or other functions or fields which will complement the talents of the other board members; public company experience; ability to work professionally and effectively with other board members and the Company’s management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

In identifying candidates for election to the board of directors, the Nominating and Governance Committee considers nominees recommended by directors, stockholders and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our second amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

Pursuant to the Stockholders Agreement with the Company, the CD&R Investor is currently entitled to nominate (or cause to be nominated) at least 40% of the Company’s directors. See “Certain Relationships and Related Party Transactions” below for additional information.

Communications with the Board

Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426 or BoardofDirectors@atkore.com.

The board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the Chairperson of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the board. The Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.

Separately, the Audit Committee has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

Risk Oversight

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure and meets regularly with our chief legal and compliance officers. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full board of directors regarding these and other matters.

Compensation Risk Assessment

The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. In fiscal 2017, the Compensation Committee’s compensation consultant, FW Cook, assisted us in a review of potential risks associated with our compensation practices. As part of its review, FW Cook examined the compensation programs for our senior leadership team and concluded, consistent with the conclusions of our Compensation Committee, that (1) our compensation programs are well designed to encourage behaviors aligned with the long-term interests of our shareholders, (2) there is an appropriate balance in fixed versus variable pay, cash versus equity, financial and non-financial goals, short-term and long-term measurement periods, and discretion under our compensation programs, and (3) appropriate policies are in place to mitigate compensation risk (including stock ownership guidelines, insider trading prohibition and independent oversight). In addition, since the date of this review and at the recommendation of FW Cook, we have also adopted a clawback policy. See “Clawback Policy” below for additional information.

Director Compensation

In fiscal 2017, certain of our directors received compensation for their services as directors. These matters are further described below in the section entitled “Executive Compensation—Director Compensation.”

Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines for members of the board of directors and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors’ and executive officers’ alignment with other stockholders. The Compensation Committee expects that these ownership guidelines will be met over time and intends to review director and executive officer stock ownership levels on an annual basis but has currently not adopted any specific time frame for meeting them.

Under the ownership guidelines, members of the board of directors are expected to hold stock valued at five times the annual cash retainer. The annual cash retainer is currently set at $75,000, resulting in a current expectation to hold stock valued at $375,000. Shares included in the ownership guideline calculation include shares owned by the director. The members of the board of directors who are employed by or affiliated with CD&R are not subject to the ownership guidelines as they do not receive cash and stock retainers.

The ownership guidelines for executive officers are based on a multiple of annual base salary, with the CEO expected to own stock valued at five times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Shares included in the ownership guideline calculation include shares owned by the executive.

Until a director or an executive officer meets the stock ownership requirements set forth above, he or she must retain a percentage of after-tax “net profit shares” realized from (i) the exercise of stock options, (ii) the settlement of performance shares and (iii) the vesting of restricted shares. Net profit shares are calculated after payment of the stock option exercise price and using the maximum marginal federal, state and local employment and income tax rates. The percentages of the net profit shares required to be retained are as follows:

Participant	Retention Percentage
Non-employee Directors	100%
Chief Executive Officer	75%
All Other Executive Officers	50%

These retention requirements apply to all equity awards granted prior to and after the IPO, except that for a two-year period beginning on December 15, 2016, and ending on December 15, 2018, these retention requirements will not apply with respect to 35% of the vested stock options held by executive officers as of October 28, 2016.

Clawback Policy

The board of directors has adopted a clawback policy applicable to current and former executive officers of the Company. Although the clawback rules enacted under Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) are not yet effective, the board concluded that having a robust recoupment policy is advisable and in the best interests of the Company and our stockholders, furthers our culture of integrity and accountability and reinforces our pay-for-performance compensation philosophy. The policy was effective as of May 2, 2017 and applies to covered incentive compensation approved, awarded or granted after that date.

Under the clawback policy, in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the board may require reimbursement or forfeiture (on an after-tax basis) of any excess incentive compensation received by any covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare an accounting restatement. “Excess incentive compensation” for this purpose means any amount of compensation in excess of the amount that would have been paid based on the restated financial results (using such methods of calculation and estimates as the board determines to be reasonable).

Incentive compensation covered by the clawback policy includes any variable compensation the vesting of which is based wholly or in part on the attainment of a financial reporting measure, including annual bonuses, stock options, restricted stock units and performance share units. Financial measures covered by the clawback policy include our stock price, total shareholder return and revenue-based and income-based measures, and improvement in working capital days.

The decision of whether to recover compensation under the clawback policy is within the discretion of the board. If the board determines to apply the policy, it may do so by requiring the covered executive to reimburse the Company, pursuing gain realized from the vesting, exercise or settlement of equity awards, offsetting other compensation owed to the covered executive, cancelling outstanding awards, or taking other actions permitted by applicable law.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of December 5, 2017.

Name	Age	Position	First Became an Officer
John P. Williamson	56	President and Chief Executive Officer, Director	2011
James A. Mallak	62	Vice President and Chief Financial Officer	2012
Kevin P. Fitzpatrick	53	Vice President, Global Human Resources	2012
Daniel S. Kelly	57	Vice President, General Counsel and Secretary	2013
Peter J. Lariviere	56	Vice President and Group President, Cable Solutions	2013
Michael J. Schulte	50	Vice President and Group President, Mechanical Products & Solutions	2014
William E. Waltz	53	Vice President and Group President, Electrical Raceway	2013

John P. Williamson has served as our President and Chief Executive Officer and as a director since June 2011. Prior to joining Atkore, Mr. Williamson spent six years with ITT Corporation, most recently as President of the Water & Wastewater Division, a global manufacturing company headquartered in Stockholm, Sweden. Prior to that, he was President of the Residential and Commercial Water Division and ITT Corporate Vice President and Director for Operational Excellence. Before joining ITT Corporation, Mr. Williamson was employed for more than 17 years within several operating divisions of Danaher Corporation. Until 2005, Mr. Williamson was the Senior Vice President of Global Operations for Fluke Corporation. Mr. Williamson also served as President of Jennings Technology Corporation. Additionally, he held leadership and management positions at Veeder-Root Company, Danaher Controls, Dynapar and Disc Instruments. Mr. Williamson began his career with Connector Technology, Inc. in 1981. Mr. Williamson is a member of the Board of Governors of the National Electrical Manufacturers Association. Mr. Williamson earned a B.A. in Business Administration from California State University, Fullerton and holds a Certificate in Strategic Marketing Management from Harvard Business School.

James A. Mallak has served as our Vice President and Chief Financial Officer since March 2012. From March 2008 to March 2012, Mr. Mallak served as Managing Director at Alvarez & Marsal, a global professional services firm. From 2004 to 2007, Mr. Mallak was the Chief Financial Officer at Tower Automotive Inc. Mr. Mallak also served as Executive Vice President and Chief Financial Officer for two operating segments of Textron, Inc., a global manufacturer for the aerospace and defense, automotive and transportation, as well as industrial manufacturing industries. Additionally, he held several financial positions with ITT Corporation. Mr. Mallak holds a B.A. in Accounting from Michigan State University and an M.B.A. from the Eli Broad College of Business at Michigan State University.

Kevin P. Fitzpatrick has served as our Vice President for Global Human Resources since January 2012. Prior to that, Mr. Fitzpatrick served as Vice President of Human Resources for A.M. Castle & Company, a global distributor of specialty metals and supply chain services for aerospace, oil and gas, heavy equipment and other industries, from 2009 to 2012. Mr. Fitzpatrick also served as Vice President, North American Human Resources and Administration for UPM Kymmene Corporation, a global forest products manufacturer, from 2001 to 2009. His past experience includes leadership roles in other manufacturing companies, where he was responsible for compensation and benefits, labor relations, talent acquisition and management, training, and employment matters. Mr. Fitzpatrick holds a B.A. from the University of Wisconsin, Whitewater, an M.B.A. from Northwestern University Kellogg School of Management and a J.D. from Marquette University Law School.

Daniel S. Kelly has served as our Vice President, General Counsel and Secretary since September 2013. Prior to joining Atkore, he spent 20 years working in strategic legal roles within ITT Corporation and its spinoff, Xylem, Inc., which manufactures equipment that transports, treats and tests water and wastewater. From 2011 to 2013, Mr. Kelly served as Deputy General Counsel and acting General Counsel of Xylem, Inc. From 2010 to

2011, he was Vice President and General Counsel at ITT Fluid and Motion Control, covering ITT’s commercial business worldwide and from 2008 to 2010 served as Vice President and General Counsel at ITT Defense Electronics & Services. Mr. Kelly also spent three years at ITT headquarters as Deputy General Counsel, Director Field Legal Support. Mr. Kelly earned a B.S. from Georgetown University and a J.D. from Loyola University of Chicago School of Law.

Peter J. Lariviere has served as our Vice President and Group President of Cable Solutions since September 2015, after joining Atkore as Chief Operating Officer of the AFC Cable business unit in September 2013, with responsibility for manufacturing, engineering, sourcing, distribution and logistics and serving as President, AFC Cable business unit from January 2015 until September 2015. Mr. Lariviere was previously President of Storage and Workplace Solutions, a division of Stanley Black and Decker, from 2010 until 2013. Prior to that, Mr. Lariviere was Chief Executive Officer at Lista International Corporation. Mr. Lariviere also held several positions at Amesbury Group Inc., including Senior Vice President-Window Hardware Division and Group Vice President. Mr. Lariviere holds a B.S. from the University of Massachusetts and an M.B.A. from New Hampshire College. He also is a graduate of the Executive Management Program at University of North Carolina, Kenan-Flagler Business School.

Michael J. Schulte has served as our Vice President and Group President of Mechanical Products & Solutions since September 2017. Prior to that, he served as Vice President and President of Mechanical Products & Solutions since September 2015, after joining Atkore as President, Metal Framing and Cable Management in May 2014. From 1990 until joining Atkore in 2014, Mr. Schulte spent the majority of his career in executive positions at various divisions of Danaher Corporation, including President-Gilbarco North America and President-Hennessy Industries. Mr. Schulte also worked at Danaher Motion Group, including Group Senior Vice President Global Sales & Marketing/President of Dover Motion. During his tenure there, Mr. Schulte also held positions of President-Linear Motion Systems, Europe President-Danaher Motion and VP/GM of Servo & Stepper Drives. Mr. Schulte started with Danaher in the Sensors and Controls division holding positions of Materials Manager, Plant Manager, Marketing Manager, and Vice President/General Manager. Before Danaher Corporation, Mr. Schulte worked at the Boston Consulting Group after beginning his career as District Sales and Service Manager at Oldsmobile Division, General Motors Corporation. Mr. Schulte holds a B.S. from Kettering University (formerly known as GMI Engineering & Management Institute) and an M.B.A. from Harvard Business School.

William E. Waltz has served as our Vice President and Group President of Electrical Raceway since September 2017. Prior to that, he served as Vice President and President of Conduit & Fittings since September 2015, after joining Atkore as President, Plastic Pipe and Conduit business unit in 2013. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent 15 years in various divisions of Pentair plc, a water technologies and industrial products company, including leadership roles of President—Pentair Flow Technologies, Vice President and General Manager of Pentair Water Treatment Division, Vice President and General Manager for Aurora Pump, Vice President of Sourcing and International Operations; as well as Director of Pentair’s Commercial & Industrial business unit. Mr. Waltz began his career at General Electric Company. Mr. Waltz holds a B.S. from Pennsylvania State University, an M.S. in Computer Science from Villanova University, an M.B.A. from Northwestern University, Kellogg Graduate School of Management and is a graduate of General Electric’s Information Systems Management Program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis section discusses and analyzes the executive compensation program for our named executive officers for fiscal 2017. Our named executive officers for this fiscal year were: Mr. John Williamson, President and Chief Executive Officer, or “CEO;” Mr. James Mallak, Vice President and Chief Financial Officer; Mr. Michael Schulte, Vice President and Group President, Mechanical Products & Solutions; Mr. William Waltz, Vice President and Group President, Electrical Raceway and Mr. Peter Lariviere, Vice President and President, Cable Solutions. We refer to these individuals below collectively as the “named executive officers,” or “NEOs.”

Executive Summary

Fiscal 2017 was our first full year as a public company, and although we operated our compensation programs, including for our NEOs, in a manner consistent with our pay-for-performance philosophy, we also continued our transition from a privately held company to a public company. Since becoming a public company in 2016, we made the following changes to the compensation programs that cover our named executive officers:

•	We capped the financial metrics under the Atkore International Group Inc. Annual Incentive Plan (the “AIP”), our Annual Incentive Plan, at 250% of target achievement.

•	In addition to granting options, which has been our historical equity grant practice, we granted service-vesting restricted stock units (“RSUs”) and performance-vesting performance share units (“PSUs”).

•	We adopted a severance policy covering our named executive officers and other key officers, which provides severance pay and termination benefits upon certain qualifying terminations of employment prior to and following a change in control.

•	We adopted a clawback policy allowing us to recoup incentive compensation from our executive officers in the event that we are required to prepare a material financial restatement.

•	We implemented additional governance policies that we believe are consistent with our status as a public company, including stock ownership guidelines (with the CEO having a five times base pay ownership level requirement), “double trigger” change in control vesting provisions (i.e., requiring both a change in control and a qualifying termination of the NEO’s employment), insider trading policies and restrictions on the repricing of stock options.

Fiscal 2017 Company Results

Atkore achieved net income of $84.6M and earnings per share of $1.27, up 44% and 35% year over year, respectively during 2017. The Company delivered these results despite domestic economic volatility and demand weakness in non-residential construction and with one fewer week compared to fiscal 2016. Through decisive actions and strong operational execution, the Company delivered the following value creating results:

•	Delivered revenues of $1.5 billion, down slightly compared to 2016, with organic growth of about 1%, after adjusting for the number of working days, acquisitions and divestitures, and foreign exchange differences.

•	Delivered productivity savings of $14 million.

•	Made significant progress on acquisition activities both in the UK and domestically, adding approximately $100 million in pro forma revenue and $20 million in proforma Adjusted EBITDA.

•	Maintained its commitment to investing in product leadership and innovation, with $26 million in capital expenditures and approximately $6 million in research and development that helped deliver more than 12 new product launches throughout 2017.

•	Generated cash provided by operating activities of $120 million and used $14 million to return cash to shareholders through share repurchases. The Company’s balance sheet remains strong, with capacity to invest, fund future growth, and assess opportunistic value creating M&A activity.

•	Continued to invest in its leadership talent pipeline and increased engagement above benchmark levels.

Adjusted EBITDA was used in fiscal 2017 for AIP purposes and was defined for fiscal 2017 as net income (loss) before: depreciation and amortization, gain on extinguishment of debt, interest expense (net), income tax expense (benefit), restructuring and impairments, net periodic pension benefit cost, stock-based compensation, impact from anti-microbial coated sprinkler pipe, or “ABF,” product liability, consulting fees, legal settlements, transaction costs, other items, and the impact from our Fence and Sprinkler exit. Adjusted EBITDA is a non-GAAP measure which management believes is a helpful indicator of operating performance. Because it is not a measurement of performance under GAAP, Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.

Compensation Overview and Philosophy

The purpose of our compensation program is to motivate employees to create long-term stockholder value in exchange for meaningful financial rewards. The program supports the attraction, retention and motivation of talented employees who are committed to delivering the levels of quantitative and qualitative performance that we require, as discussed below.

This pay-for-performance model includes a total compensation package consisting of base salary and short- and long-term incentives. Total compensation for our NEOs is targeted to provide compensation at the market median if we achieve our financial and operating business plans. Our compensation program also allows for above or below median total compensation when justified by individual and Company results. We also provide benefits that are intended to be at substantially the same levels as the companies with which we compete for talent.

Five key principles guide the philosophy of our compensation programs for all of our employees, including our named executive officers:

•	Performance based—a significant portion of compensation should be at risk and tied to corporate, business unit and/or individual performance. At risk compensation is only paid based on the achievement of specific pre-established performance goals and/or increase in Atkore stock price. Annual incentive payouts are subject to further adjustment based upon business unit and/or individual performance. We also view stock options, which only have value if our stock price rises, as inherently performance-based and at risk even when vesting is based solely on continued service.

•	Attract and retain talent—the total compensation package is competitive with the general industry and our compensation peer group and at a level appropriate to attract, retain and motivate highly qualified executives capable of leading us to higher performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity incentives provide a competitive opportunity over the long term. All of these elements serve to support our desire to attract and retain executive talent and are reviewed for competitiveness annually. We have concluded that we can compete successfully for talent by targeting total compensation (i.e., base salary, annual incentives and long-term incentives) at market median levels, with the opportunity to earn more or less than median levels based on our performance.

•	Aligned with stockholder interests—the interests of executives should align with the interests of our stockholders by using performance measures that correlate well with the creation of stockholder value. Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with stockholder value.

•	Balanced—Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of stockholder value long term is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.

•	Supportive of our mission and values—Compensation supports our mission to be the customers’ first choice for Electrical Raceway and Mechanical Products & Solutions, by providing unmatched quality, delivery, and value based on sustainable excellence in strategy, people and processes. We inherently believe that we are most successful when we focus on living our values of accountability, teamwork, integrity, respect and excellence. We achieve this goal primarily by having annual incentives that can decrease or increase based on the subjective assessment of qualitative performance goals.

Compensation Strategy

Compensation is intended to reward employees to exert discretionary effort, apply appropriate risk analysis in decision making, and continuously improve the performance of the business. A substantial amount of executive compensation is variable and tied to the achievement of both annual and long-term incentive plan goals. To support our pay-for-performance philosophy, performance is evaluated as follows:

•	Corporate Performance—The AIP is designed to reward the achievement of annual numerical financial goals and qualitative goals. These goals are included in the annual operating plan prepared by management and approved by our board of directors. The annual design and performance metrics apply to all executives and most other employees who are eligible for annual bonuses.

•	Business Unit Performance—The CEO reviews the performance of each business unit on the achievement of goals included in our annual operating plan consisting of both financial and qualitative measures. Based on this assessment, the CEO has been delegated the discretion by the Compensation Committee to adjust the annual incentive pool upward or downward to reflect the business unit’s performance. Generally, in the case of a business unit adjustment impacting an executive, including any of our named executive officers, the Compensation Committee will review and approve any such adjustment upon receiving a recommendation from the CEO (other than with respect to his own compensation).

•	Individual Performance—our performance review process applies to all salaried employees, including the CEO and our other named executive officers. An employee’s performance is evaluated against the expectations of his or her position and the annual operating plan. Individual performance goals are established at the beginning of each fiscal year and individual performance goals are aligned with our annual operating plan. Performance under the plan is evaluated at least annually. For our named executive officers other than the CEO, the CEO will make a recommendation to the Compensation Committee for its approval due to his direct supervision of these individuals. For the CEO, these determinations are made by the Compensation Committee, subject to the final approval of our board of directors.

Total compensation is targeted at the median of comparable market data. As with our compensation philosophy generally, this strategy is intended to evolve with the business but consistently includes the following elements:

•	definition of the market for executive compensation tied to survey data sources (which, as described below, has begun to be determined by reference to a peer group);

•	determination of an appropriate pay mix for total direct compensation, consisting of defined levels of base salary, as well as short and/or long-term incentives;

•	a direct link between incentives and business results;

•	the requirement that an NEO accumulate and hold stock having a value that represents a meaningful commitment to him or her; and

•	Cost efficient group welfare benefits and retirement plans which are comparable to the plans of peers with which we compete for talent.

An annual performance management process is used to establish individual goals and objectives, including for our named executive officers. Managers are required to jointly develop these individual goals and objectives with employees to ensure understanding of and accountability for the desired business results.

Process for Setting Executive Compensation

The Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers and other senior management (other than the CEO) as recommended by the CEO. The Chairman of the board of directors and the Compensation Committee evaluate the CEO’s performance and, based upon the results of this performance evaluation, make a recommendation to the full board of directors to determine the CEO’s compensation.

The Compensation Committee’s annual process considers our financial performance and total shareholder return, as well as the relative performance of the executive officers throughout the fiscal year. The timing of these determinations is set in order to enable the Compensation Committee to examine and consider our financial performance, as well as the relative performance of the executive officers, during the previous fiscal year in establishing the upcoming fiscal year’s compensation and performance goals. Throughout this process, the Compensation Committee receives input from members of management. In addition, during fiscal 2017, the Compensation Committee engaged FW Cook as its executive compensation consultant to provide advice on an ongoing basis as to these matters.

The Role of Management

The CEO recommends to the Compensation Committee compensation packages for executives who report directly to him, including the named executive officers other than himself. The Vice President of Global Human Resources also provides input to the CEO and to the Compensation Committee on compensation for each of the executives other than himself. In fiscal 2017, prior to each Compensation Committee meeting, the CEO and the Vice President of Global Human Resources were primarily responsible for preparing the materials that management presented to the Compensation Committee.

Use of Compensation Consultants and Peer Group

The Compensation Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion. During fiscal 2017, the Compensation Committee continued to use the services of FW Cook to assist our Compensation Committee with the analysis and development of our compensation arrangements and to provide recommendations with respect to these and similar matters. As part of its engagement, FW Cook developed a peer group against which to conduct benchmarking analysis as and when necessary or appropriate. In developing the peer group, FW Cook reviewed revenue and market capitalization size; similarity of industry or products; and entities that we or our financial advisors considered to be peers. Atkore’s revenue is slightly above the median; however, its market capitalization is below the median but above the bottom quartile of the peer group. The peer group developed by FW Cook and approved by our Compensation Committee consists of the following companies:

AAON Inc.	Hubbell Inc.
Advanced Drainage Systems	Interface Inc.
Apogee Enterprises, Inc.	Littelfuse, Inc.
Armstrong World Industries, Inc.	Masonite International Corporation
AZZ Incorporated	NCI Building Systems

Belden Inc.	Rexnord Corporation
Encore Wire Corporation	Simpson Manufacturing Co.
General Cable Corporation	USG Corporation
Gibraltar Industries, Inc.

Elements of Compensation

For fiscal 2017, the principal components of compensation for our named executive officers were the following, each as described in greater detail below:

•	base salary;

•	annual incentive compensation paid in the form of cash bonuses;

•	long-term equity incentive compensation in the form of stock options, RSUs and PSUs; and

•	other benefits (primarily our retirement savings plan and our group health and welfare plans).

During fiscal 2017, and as described in greater detail below, FW Cook benchmarked the total direct compensation (consisting of base salary, target bonus opportunity and value of long-term incentive grants) of the named executive officers at the median of the peer group, with the intention that the total direct compensation of these named executive officers would be set at amounts that are in the market median range. It was the Compensation Committee’s judgment that setting compensation levels at the median levels of the peer group would create an appropriate level of retention and incentive for the management team. Individual executives’ total direct compensation could vary above or below the median level of the peer group due to an executive’s skills, experience in current role and individual performance.

Base Salary

Base salary represents the fixed portion of our named executive officers’ total compensation. Although the Compensation Committee believes that a substantial portion of each executive officer’s total compensation should be “at risk,” the Compensation Committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, individual performance and time in position, internal pay equity, and the impact on our selling, general and administrative expenses. In fiscal 2017, decisions regarding executive salaries were determined primarily by a review of salary data for the 50th percentile using peer group data prepared by FW Cook.

Executives’ salaries vary based on a review of individual performance and the other above referenced criteria. During fiscal 2017, base salaries of the NEOs were increased following a review of the relevant salary data, such that as of the end of fiscal 2017, base salaries of the NEOs were as follows:

Name	Prior Base Salary	Current Base Salary	% Increase
John P. Williamson	$750,000	$775,000	3.3%
James A. Mallak	$437,000	$437,000	0.0%
Michael J. Schulte	$411,200	$450,000	9.4%
William E. Waltz	$411,200	$450,000	9.4%
Peter J. Lariviere	$360,100	$400,000	11.1%

During fiscal 2017, the Compensation Committee approved significant increases in base salary for Messrs. Schulte, Waltz and Lariviere due to company restructuring activities, as well as a need to retain each executive to provide on-going business continuity. Base pay increases for these individuals occurred in two parts; the first increase occurred at the Company’s regular annual merit cycle in April 2017 and the remainder occurred in September 2017 at the end of the fiscal year.

Annual Incentive Plan Compensation

We currently maintain the AIP, which is intended to retain and motivate our executive officers and certain other key employees by providing them with an opportunity to earn cash incentives based on our attainment of certain specified performance goals. The AIP is administered by our Compensation Committee, which selects those of our employees who will participate in the AIP for a specified performance period and establishes the applicable performance goals for such performance period no later than 90 days after the beginning of the performance period, or if earlier, the date on which 25% of the performance period has been completed. The maximum amount payable to any participant under the AIP during any given twelve-month performance period is $4 million, and this figure is proportionately increased or decreased for longer or shorter performance periods.

For our NEOs, our AIP, as currently designed, primarily rewards growth in Adjusted EBITDA and improvement in the number of working capital days (as defined below). Adjusted EBITDA was used in fiscal 2017 for AIP purposes and was defined for fiscal 2017 as net income (loss) before: depreciation and amortization, gain on extinguishment of debt, interest expense (net), income tax expense (benefit), restructuring and impairments, net periodic pension benefit cost, stock-based compensation, impact from anti-microbial coated sprinkler pipe, or “ABF,” product liability, consulting fees, legal settlements, transaction costs, other items, and the impact from our Fence and Sprinkler exit. Adjusted EBITDA is a non-GAAP measure which management believes is a helpful indicator of operating performance. Because it is not a measurement of performance under GAAP, Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.

“Working capital days” improvement is a measure intended to reflect the improvement, from one fiscal year to the next, of our short term financial health and efficiency. Working capital days, both on a corporate and business unit level, is defined as the sum of “Days Sales Outstanding” (i.e., accounts receivable) and “Days Inventory on Hand” (i.e., the number of days it takes to sell our average balance of inventory) minus “Days Sales Outstanding in Account Payables” (i.e., accounts payable).

In general, the company establishes a threshold, target and maximum performance for these financial metrics as follows: (i) using a bottom up approach that is conducted throughout the year using rolling 12-15 month forecasts which take into consideration market growth rates based on Dodge estimates and the vertical markets (education, manufacturing, warehouse, etc.) that we participate in, as well as the productivity initiatives that are planned for the upcoming year; (ii) performing a top down approach undertaken by our Corporate Financial Planning and Analysis group to determine the next year’s budget by analyzing base growth assumptions in the business, strategic initiatives planned, providing for inflation concerns, eliminating the past year’s one time impacts and adding in acquisitions.

By using a bottom up and top down approach we are able to review and compare each for excess conservatism or excess optimism in determining the annual planned targets. Once the annual plan is reconciled, it is approved by Senior Management and the full Board of Directors.

For fiscal 2017, the maximum performance under all of these financial metrics was capped at 250% of target achievement, even if actual performance exceeds the maximum performance goal.

In addition, each executive has a portion of his or her AIP compensation based on personal performance factors, including, by way of example, cost management, strategic initiatives and talent development. The personal performance factors of each NEO are individually set, and, based on these personal performance factors, an NEO’s calculated annual incentive payout can be modified down (including to zero, so that no bonus is earned) or up to as much as 200% of the bonus that could have been earned in the absence of the personal performance factors. For fiscal 2017, each NEO’s personal performance factors were measured against objectives including cost management, strategic initiatives and talent development. These metrics measure the success of the most important elements of our business strategy and require us to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. For fiscal 2017, the financial metrics applicable to the named executive officers were weighted as follows:

Metric	CEO and Chief Financial Officer (%)	Business Unit Presidents (%)	Other Executive Officers (%)
Atkore Adjusted EBITDA	75	25	75
Atkore Working Capital Days	25	—	25
Business Unit Adjusted EBITDA	—	50	—
Business Unit Working Capital Days	—	25	—

For fiscal 2017, the actual financial numbers assigned to Adjusted EBITDA and change in working capital days were as follows ($ in millions):

Metric	Threshold	Target	Maximum	Actual
Atkore Adjusted EBITDA	$200.0	$250.0	$312.5	$225.8
Atkore Working Capital Days	62.4	59.4	54.6	62.9
Business Unit Adjusted EBITDA:
Mechanical Products & Solutions	$67.8	$84.7	$105.9	$70.1
Conduit & Fittings	$84.0	$105.0	$131.3	$112.6
Cable Solutions	$71.1	$88.9	$111.2	$68.1
Business Unit Working Capital Days:
Mechanical Products & Solutions	51.0	48.6	44.7	61.3
Conduit & Fittings	69.8	66.5	61.2	66.7
Cable Solutions	60.4	57.5	52.9	55.7
Payout Percentage	50%	100%	250%

For fiscal 2017, the personal performance factor modified the amounts earned based on Adj. EBITDA and working capital days performance as follows:

	Minimum	Target	Maximum
Personal Performance Factor	0%	100%	200%

For fiscal 2017, the Compensation Committee considered the following factors in determining the personal performance factor component for our named executive officers under the AIP: (i) input from the CEO; (ii) personal observation of performance; and (iii) the named executive officer’s achievement of individual objectives, which included cost management, strategic initiatives and talent development. For fiscal 2017, personal performance factors for the executive leadership team averaged 106%, with no member of the executive leadership team receiving greater than 16% above or below the target of 100%.

The table below shows the threshold, target and maximum bonus payments set for the named executive officers under the AIP for fiscal 2017, as well as the actual bonus payments that each of the named executive officers received.

Fiscal 2017 AIP Bonus Summary

The following tables summarize the calculation of the AIP bonuses earned by our NEOs for fiscal 2017:

Named Executive Officer	Target Bonus Opportunity as % of Base Salary	Atkore Adjusted EBITDA Achievement (%)(1)	Business Unit Adjusted EBITDA Achievement (%)(1)	Atkore Working Capital Days Achievement (%)(1)	Business Unit Working Capital Days Achievement (%)(1)	Bonus Payout % before Personal Performance Factor (A)	Personal Performance Factor (%) (B)	Final Bonus Earned as a % of Target (C) = (A)x(B)
John P. Williamson	125	75.84	—	0.00	—	56.88	104.0	59.16
James A. Mallak	60	75.84	—	0.00	—	56.88	104.8	59.61
Michael J. Schulte	60	75.84	56.88	—	0.00	47.40	100.3	47.54
William E. Waltz	60	75.84	143.01	—	96.52	114.60	101.0	115.75
Peter J. Lariviere	60	75.84	0.00	—	157.39	58.31	101.8	59.36

Named Executive Officer	Target Bonus Opportunity ($) (D)	Actual ($) (C)x(D)(3)
John P. Williamson	968,750	573,101
James A. Mallak	262,200	156,308
Michael J. Schulte(2)	254,400	120,947
William E. Waltz(2)	254,400	294,439
Peter J. Lariviere(2)	228,000	135,337

(1)	The percentages equate to the actual achievement of the relevant financial metric shown in the table of financial metrics in the “—Annual Incentive Plan Compensation” section above. The financial metrics were interpolated from the percentages that correspond to threshold, target or maximum achievement levels. For example, for all of our NEOs, the 75.84% listed for Adjusted EBITDA is based on the actual achievement of this metric of $225.8 million, which has been interpolated from the 100% payout percentage that would have resulted from achievement of $250 million. The business units by which our NEOs’ performance was evaluated were: Mr. Schulte, Mechanical Products and Solutions, Mr. Waltz, Conduit & Fittings and Mr. Lariviere, Cable Solutions.
(2)	The target bonus opportunity for Messrs. Schulte, Waltz and Lariviere were determined based on their base salary as of August 1, 2017. Messrs. Schulte and Waltz both had base salaries equal to $424,000 and Mr. Lariviere had a base salary of $380,000.
(3)	All percentages shown in the table above are rounded to two decimal places and actual bonus amounts shown above were calculated using four decimal places. Any differences in bonus amounts shown versus amounts calculated using table percentages are due to rounding.

Long-Term Incentives

During fiscal 2017, we compensated our named executive officers with equity compensation consisting of stock options, RSUs and PSUs:

•	Options are granted with an exercise price equal to the fair market value (closing price) of our shares on the date of grant, vest ratably over three years and have a term of ten years. We compensate our named executive officers with stock options because we view stock options as inherently performance-based even when vesting based solely on continued service.

•	An RSU represents a right to receive a share of Company common stock in the future, if and when the RSU vests. All RSUs granted as part of our annual grant processes vest ratably over three years unless earlier forfeited. We compensate our named executive officers with service-vesting RSUs to provide additional incentives based on the performance of our stock price and to encourage our named executive officers to remain employed during the vesting period.

•	A PSU represents a right to receive a share of Company common stock in the future, if and when the PSU vests. Each award of PSUs is denominated in a target number of our shares, and the number of shares that may be earned ranges from 0% to 200% of the target number based on actual performance against the performance metrics. PSUs vest based on achievement of the following performance criteria, measured during a period of the three fiscal years commencing on October 1, 2016: (i) 30% of each PSU award vests based on total stockholder return with respect to Company stock relative to the total stockholder return with respect to common stock of a group of comparable companies including our peer companies specified in the applicable PSU award agreement, and (ii) 70% of each PSU award vests based on achievement of cumulative adjusted net income during the 3-yr performance period. We grant PSUs to our named executive officers in order to provide incentives to achieve corporate goals that are important to us and our stockholders and to provide appropriate rewards to our executives for achieving those goals.

For the effect of a termination of employment or a change in control of us on these equity awards, please see “Executive Compensation—Potential Payments upon Termination or Change in Control.”

In fiscal 2017, our named executive officers received the following grants of equity compensation as part of our normal equity awards procedures:

Name	Equity Awards
	Stock Option ($)	RSU ($)	PSU ($)	Total ($)
John P. Williamson	612,500	612,500	1,225,000	2,450,000
James A. Mallak	125,000	125,000	250,000	500,000
William E. Waltz	128,750	128,750	257,500	515,000
Michael J. Schulte	128,750	128,750	257,500	515,000
Peter J. Lariviere	128,750	128,750	257,500	515,000

Equity Awards Procedure

The Compensation Committee generally intends to make equity grants at approximately the same time each year (during the first fiscal quarter) following our release of financial information; however, the Compensation Committee may choose to make equity awards outside an annual broad-based grant (i.e., for new hires, employee promotions, company acquisitions or employee retention purposes). It is the Compensation Committee’s practice not to grant equity awards when the Company or its subsidiaries possess material non-public information, unless the Compensation Committee has considered the potential impact that public disclosure will have on the stock price, and the Compensation Committee has made an affirmative decision to go forward with the grant. Stock options may be granted only with an exercise price at or above the fair market value of our stock.

Retention Awards

In order to provide an additional retention incentive to Mr. Mallak, in September 2017 we granted Mr. Mallak a retention bonus of $450,000, payable in two installments and subject to his remaining employed through the two payment dates. The payment dates for the retention bonus are July 1, 2018 and December 31, 2018. For each month after December 31, 2018 that Mr. Mallak remains employed, he would receive an additional retention bonus of $37,500, payable on a current basis. In determining the stated amount awarded to Mr. Mallak, the Compensation Committee reviewed proxy reporting data provided by Aon Hewitt through their CG Pro database. After reviewing this data, the Company determined that a payment of this type closely approximated one times base pay.

In addition, in September 2017 we made a grant of 68,846 additional RSUs to each of Messrs. Waltz, Schulte and Lariviere in order to provide them with additional incentives to remain employed with us during the applicable vesting period. We refer to these RSUs below as “special retention RSUs.” These special retention RSUs vest in a single installment on the third anniversary of the date of grant, with accelerated vesting in full in the event of the holder’s death or disability prior to the vesting date, and pro rata accelerated vesting in the event of the holder’s termination without cause prior to the vesting date. At the time of grant the RSUs awarded were targeted at the median total direct compensation of our peer group for Messrs. Waltz, Schulte and Lariviere. Median total direct compensation for these individual was approximated $1.2 million.

Benefit Plans

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high-caliber executives. Our primary benefits for our named executive officers include participation in our broad-based plans: tax-qualified defined contribution 401(k) retirement savings plan, health and dental plans and various insurance plans, including disability and life insurance. Specific to our 401(k) retirement savings plan, we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% of the employee’s contributions. Employees and named executive officers are immediately vested in both their individual contributions and company matching contributions. Our executive officers do not currently participate in or have a vested right to any defined benefit pension plans, supplemental executive retirement plans, or “SERP,” or other deferred compensation plans.

Perquisites

The perquisites that we provide to our named executive officers are not material and are not considered by our Compensation Committee in determining compensation levels of our named executive officers. These include housing allowances, cell phone stipends, group term life insurance covered, relocation expenses, commuter expenses, employee referral bonuses and spot awards (although no named executive officer received an employee referral bonus or a spot award in fiscal 2017). For a description of the perquisites paid to our named executive officers please see the Summary Compensation Table below.

Employment and Severance Agreements

Except for our CEO, none of the named executive officers is currently a party to an employment agreement, offer letter or severance agreement. The CEO’s employment agreement survives only to the extent it is not superseded by the retention and severance provisions of the severance policy adopted in July 2017. Although certain other of our named executive officers were previously subject to severance agreements, all of the named executive officers have elected to terminate these arrangements and are now covered under the severance policy adopted in July 2017.

Tax Deductibility of Compensation and other Company Policies

Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. Both our Annual Incentive Plan and our Omnibus Incentive Plan have been approved by our stockholders in order to qualify for this exception, in those situations in which we determine it to be advisable to utilize this exception. However, because we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent, we have awarded, and we will also consider awarding, compensation that may not be fully deductible if we determine that the nondeductible compensation is nonetheless in the Company’s best interests and the best interests of its stockholders (for example, service-vesting RSUs).

Executive Compensation

The following table shows information regarding the total compensation paid to the named executive officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us. Our fiscal 2017 ended on September 30, 2017.

Summary Compensation Table

Name	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John P. Williamson	2017	777,700		—	1,837,502	612,497	573,101	19,303	3,820,103
President & Chief	2016	736,723	(1)	—	—	—	1,834,194	10,895	2,581,812
Executive Officer	2015	646,154		—	—	—	1,583,204	9,595	2,238,953

James A. Mallak	2017	437,000		—	375,025	124,998	156,308	13,725	1,107,056
Vice President & Chief	2016	447,346	(1)	—	—	—	505,659	12,701	965,706
Financial Officer	2015	415,594		—	—	—	461,391	12,141	889,126

William E. Waltz	2017	419,500		—	1,586,221	128,746	294,439	70,147	2,499,053
Group President, Electrical	2016	420,984	(1)	—	—	—	502,115	10,466	933,565
Raceway	2015	363,992		—	—	—	223,041	10,414	597,447

Michael J. Schulte	2017	419,500		—	1,586,221	128,746	120,947	95,030	2,350,444
Group President,	2016	420,984	(1)	—	—	—	338,190	8,615	767,789
Mechanical	2015	386,539		—	—	—	220,431	9,638	616,608
Products & Solutions

Peter J. Larivere	2017	369,746		—	1,586,221	128,746	135,337	9,695	2,229,745
President, Cable Solutions	2016	330,431		—	—	—	404,155	10,330	744,916
	2015	269,553		—	—	—	206,936	8,768	485,257

(1)	Salary data for fiscal 2016 is reflective of 27 pay periods for all of our NEOs except Mr. Lariviere, as his salary is based on the customary 26 pay periods in a normal fiscal year.
(2)	The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs and PSUs to each of the NEOs. The value of the PSUs awarded is subject to the achievement of certain performance criteria over a three-year performance period. For further information, see “Compensation Discussion and Analysis—Long-Term Incentives” beginning on page 30.
(3)	The amounts reported in the Option Awards column represent the grant date fair value associated with option grants to each of the NEOs. For further information on the stock option grants awarded, see “Grants of Plan-Based Awards” beginning on page 35.
(4)	Amounts reflect annual cash incentive compensation earned under the AIP for the relevant fiscal year. For further information, see “—Compensation Discussion and Analysis” under the heading “—Annual Incentive Plan Compensation in Fiscal 2017” beginning on page 28.
(5)	Amounts represent certain perquisites, retirement and health plan contributions and commuter travel expenses as shown in the following table.

All Other Compensation

Name	Year	Perquisites ($)(1)	Retirement Plan Contributions ($)(2)	Health Savings Plan Contributions ($)(3)	Commuter Travel Expense ($)(4)	Total ($)
John P. Williamson	2017	3,676	7,841	1,000	6,786	19,303
	2016	3,114	7,781	—	—	10,895
	2015	1,645	7,950	—	—	9,595

James A. Mallak	2017	4,625	8,100	1,000	—	13,725
	2016	4,751	7,950	—	—	12,701
	2015	4,191	7,950	—	—	12,141

William E. Waltz	2017	2,578	7,724	1,000	58,845	70,147
	2016	2,639	7,827	—	—	10,466
	2015	2,464	7,950	—	—	10,414

Michael J. Schulte	2017	938	8,100	500	85,492	95,030
	2016	665	7,950	—	—	8,615
	2015	606	9,032	—	—	9,638

Peter J. Larivere	2017	1,654	8,041	—	—	9,695
	2016	1,284	9,046	—	—	10,330
	2015	607	8,161	—	—	8,768

(1)	Amounts listed include payments and benefits relating to cell phone stipends and group term life insurance coverage.
(2)	Amounts reflect matching contributions made on behalf of each named executive officer to our tax-qualified 401(k) retirement savings plan.
(3)	Amounts reflect employer provided contributions made on behalf of each named executive officer to their tax-qualified health savings account plan.
(4)	Amounts reflect employer paid commuter travel expenses. Amounts shown for Messrs. Waltz and Schulte include commuter travel expenses for fiscal years 2015 and 2016 that were not previously reported. Mr. Waltz’s fiscal year 2015 expenses total $15,866 and his fiscal year 2016 expenses total $20,267. Mr. Schulte’s fiscal year 2015 expenses total $21,756 and his fiscal 2016 expenses total $38,430.

Grants of Plan-Based Awards in Fiscal 2017

The following table summarizes cash-based awards and equity awards that were granted to each of the named executive officers during fiscal 2017:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Option (#)(4)	Exercise or Base Price of Option Awards ($/ SH)(5)	Grant Date Fair Value of Stock and Option Awards

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John P. Williamson		$484,375	$968,750	$2,421,875	—	—	—	—	—	—	—
	11/30/2016	—	—	—	26,211	52,422	104,844	—	—	—	$1,224,997
	11/30/2016	—	—	—	—	—	—	28,555	—	—	$612,505
	11/30/2016	—	—	—	—	—	—	—	69,287	$21.45	$612,497
James A. Mallak		$131,100	$262,200	$655,500	—	—	—	—	—	—	—
	11/30/2016	—	—	—	5,350	10,699	21,398	—	—	—	$250,014
	11/30/2016	—	—	—	—	—	—	5,828	—	—	$125,011
	11/30/2016	—	—	—	—	—	—	—	14,140	$21.45	$124,998
William E. Waltz		$127,200	$254,400	$636,000	—	—	—	—	—	—	—
	11/30/2016	—	—	—	5,510	11,019	22,038	—	—	—	$257,492
	11/30/2016	—	—	—	—	—	—	6,002	—	—	$128,743
	11/30/2016	—	—	—	—	—	—	—	14,564	$21.45	$128,746
	9/6/2017	—	—	—	—	—	—	68,846	—	—	$1,199,986
Michael J. Schulte		$127,200	$254,400	$636,000	—	—	—	—	—	—	—
	11/30/2016	—	—	—	5,510	11,019	22,038	—	—	—	$257,492
	11/30/2016	—	—	—	—	—	—	6,002	—	—	$128,743
	11/30/2016	—	—	—	—	—	—	—	14,564	$21.45	$128,746
	9/6/2017	—	—	—	—	—	—	68,846	—	—	$1,199,986
Peter J. Larivere		$114,000	$228,000	$570,000	—	—	—	—	—	—	—
	11/30/2016	—	—	—	5,510	11,019	22,038	—	—	—	$257,492
	11/30/2016	—	—	—	—	—	—	6,002	—	—	$128,743
	11/30/2016	—	—	—	—	—	—	—	14,564	$21.45	$128,746
	9/6/2017	—	—	—	—	—	—	68,846	—	—	$1,199,986

(1)	Amounts in these columns represent potential annual performance bonuses that the NEOs could have earned under the AIP for fiscal 2017. The actual amounts of the awards made to the NEOs are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Subject to the achievement of certain performance criteria, represents the potential number of shares that may be issued to the NEO pursuant to the grant of PSU awards made in fiscal 2017 under the Omnibus Incentive Plan of 2016 (see “Compensation Discussion and Analysis—Long-Term Incentives” beginning on page 30.
(3)	Represents the number of shares subject to RSU awards made in fiscal 2017 under the Omnibus Incentive Plan of 2016. The RSU awards vest one-third on the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date. RSU grants made to Messrs. Waltz, Schulte and Lariviere equaling 68,846 vest three years from the date of grant.
(4)	Represents the number of shares subject to stock option grants made in fiscal 2017 under the Omnibus Incentive Plan of 2016. All options granted in fiscal 2017 to NEOs have a term of ten years from the grant date and vest one-third on the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date.
(5)	Represents the exercise price for the option awards, which were determined based on the closing market price of a share of our common stock on the date of grant.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2017.

Name	Grant Date	Options Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Number of Unearned Shares, Units Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units Other Rights That Have Not Vested ($)(4)
John P. Williamson	6/10/2011	408,000	—	—	$7.30	6/10/2021	—	—	—	—
	12/7/2011	109,600	—	—	$7.30	12/7/2021	—	—	—	—
	12/7/2012	383,600	95,900	—	$7.30	12/7/2022	—	—	—	—
	11/30/2016	—	69,287	—	$21.45	11/30/2026	—	—	—	—
	11/30/2016	—	—	—	—	—	28,555	$557,108	—	—
	11/30/2016	—	—	—	—	—	—	—	52,422	$1,022,753
James A. Mallak	12/7/2012	230,160	57,540	—	$7.30	12/7/2022	—	—	—	—
	11/30/2016	—	14,140	—	$21.45	11/30/2026	—	—	—	—
	11/30/2016	—	—	—	—	—	5,828	$113,704	—	—
	11/30/2016	—	—	—	—	—	—	—	10,699	$208,737
William E. Waltz	2/24/2014	32,880	8,220	—	$7.30	2/24/2024	—	—	—	—
	2/24/2014	109,600	27,400	—	$7.30	2/24/2024	—	—	—	—
	5/22/2014	65,760	43,840	—	$9.12	5/22/2024	—	—	—	—
	11/30/2016	—	14,564	—	$21.45	11/30/2026	—	—	—	—
	11/30/2016	—	—	—	—	—	6,002	$117,099	—	—
	11/30/2016	—	—	—	—	—	—	—	11,019	$214,981
	9/6/2017	—	—	—	—	—	68,846	$1,343,185	—	—
Michael J. Schulte	5/12/2014	78,912	52,608	—	$9.12	5/12/2024	—	—	—	—
	5/12/2014	139,740	93,160	—	$9.12	5/12/2024	—	—	—	—
	11/30/2016	—	14,564	—	$21.45	11/30/2026	—	—	—	—
	11/30/2016	—	—	—	—	—	6,002	$117,099	—	—
	11/30/2016	—	—	—	—	—	—	—	11,019	$214,981
	9/6/2017	—	—	—	—	—	68,846	$1,343,185	—	—
Peter J. Larivere	10/21/2013	27,400	27,400	—	$7.30	10/21/2023	—	—	—	—
	10/21/2013	8,220	8,220	—	$7.30	10/21/2023	—	—	—	—
	5/22/2014	21,920	43,840	—	$9.12	5/22/2024	—	—	—	—
	11/30/2016	—	14,564	—	$21.45	11/30/2026	—	—	—	—
	11/30/2016	—	—	—	—	—	6,002	$117,099	—	—
	11/30/2016	—	—	—	—	—	—	—	11,019	$214,981
	9/6/2017	—	—	—	—	—	68,846	$1,343,185	—	—

(1)	Stock option awards granted prior to November 30, 2016 vest over a period of five years with one-fifth becoming exercisable on each anniversary of the grant date. Stock option awards granted after November 29, 2016 vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date.
(2)	In general, annual RSU grants vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date. RSUs granted to Messrs. Waltz, Schulte and Lariviere on September 6, 2017 vest on the third anniversary of the grant date. PSUs vest at the end of a three-year performance period.
(3)	RSU market value is determined by multiplying the total number of shares awarded that have not vested times $19.51, the closing price of a share of our common stock on the NYSE on September 29, 2017.
(4)	PSU market value is determined by multiplying the total number of shares awarded that have not vested times $19.51, the closing price of a share of our common stock on the NYSE on September 29, 2017.

Option Exercises and Stock Vested in Fiscal 2017

The following table shows, for each of the named executive officers, stock options exercised and stock awards vesting that were outstanding as of September 30, 2017.

Name	Options Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Williamson	140,000	$2,336,615	—	$—
James A. Mallak	123,300	$2,322,606	—	$—
William E. Waltz	—	$—	—	$—
Michael J. Schulte	—	$—	—	$—
Peter J. Larivere	150,700	$2,742,998	—	$—

(1)	Stock options exercised by Messrs. Mallak and Larivere were paid out in both cash and shares of Atkore common stock; Mr. Mallak retained 25,000 shares and Mr. Lariviere retained 17,640 shares.
(2)	No stock awards vested during Fiscal year 2017.

Employment Agreements and Offer Letters

Except the CEO, none of our named executive officers is currently a party to an employment agreement or an offer letter, and all of our other named executive officers have elected to be covered under the severance policy adopted by us in July 2017.

In July 2017, we adopted a Severance and Retention Policy for Senior Management for the benefit of our named executive officers and certain other executive officers of the Company. Participation in the severance policy is voluntary, and if a participant who is subject to an employment agreement or offer letter elects to be covered by the severance policy, that employment agreement or offer letter would be superseded by the severance policy. To date, all of our named executive officers have elected to be covered under the policy.

Under the Policy, a Participant is entitled to receive severance payments and termination benefits upon a future termination of the Participant’s employment by the Company without “cause” or by the Participant with “good reason” (each, a “qualifying termination”). These payments and termination benefits include:

•	a severance payment equal to the sum of (x) the Participant’s then-current base salary times a “severance multiple” (described below) plus (y) the average of Participant’s three most recent annual bonuses times the severance multiple;

•	a pro-rated annual bonus payment for the fiscal year in which the termination occurs, based on actual performance of Company metrics and target performance of individual metrics, and payable in a lump sum on the date of payment of annual bonuses generally; and

•	to the extent the Participant elects COBRA continuation coverage, the provision of such coverage at active-employee rates for a period equal to the lesser of 18 months or the number of months (of severance) to which Participant would be entitled after applying the severance multiple

The severance multiples under the severance policy depend on whether the qualifying termination occurs before or after a change in control of us:

Participant	If the qualifying termination occurs prior to a change in control:	If the qualifying termination occurs within 24 months following a change in control:
CEO	2.0	2.5
Other NEOs	1.0	1.5

The severance payment will be paid in a number of monthly installments equal to the number of months that comprise the severance multiple (e.g., if the severance multiple is 1, the number of monthly installments would be 12), except that, if the termination occurs after a change in control, the severance payment will be paid in a lump sum to the maximum extent practicable under applicable law. If any payments to a participant under the severance policy trigger golden parachute excise taxes under Section 4999 of the Internal Revenue Code, the payments would be reduced if the reduction is better for the participant on an after-tax basis, and none of our employees is entitled to be made whole for these taxes under any circumstances.

The severance policy includes customary restrictive covenants that apply for a period based on the applicable severance multiple (and so determined whether or not the termination is a qualifying termination). In order to receive the severance payments and termination benefits under the severance policy, the participant must execute a release of claims and comply with the applicable restrictive covenants.

Pension Benefits and Non-Qualified Deferred Compensation

Our named executive officers do not currently participate in any tax-qualified or non-qualified defined benefit pension plans, and we do not currently sponsor any non-tax qualified deferred compensation plans. Our named executive officers do participate in our tax-qualified 401(k) retirement savings plan, under which we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% contributed by each employee. Employees and named executive officers are immediately vested in the matching contributions. Matching contribution amounts can be found in the “All Other Compensation” table under the heading “Retirement Plan Contributions.” We intend to adopt a non-qualified supplemental defined contribution plan to provide a supplemental matching contribution to those of our executives (including our named executive officers) who are limited in their ability to defer compensation under our qualified 401(k) retirement savings plan due to compensation limits under the Code.

Potential Payments upon Termination or Change in Control

The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon termination of their employment or the occurrence of a change in control, assuming that (1) the triggering event or events occurred on September 30, 2017, (2) payment is made to the relevant individual under our severance policy described above and (3) for equity awards, the relevant share price was the closing price of our common stock on September 29, 2017, which is the last day of fiscal 2017 for which public stock prices are available ($19.51). The specific benefits that would have been payable are further described in the footnotes following the table. For purposes of this table, “retirement” is deemed to occur on a voluntary termination after an individual’s age and years of service equal or exceed 67 (and subject to a six month advance notice requirement). Currently, Mr. Mallak is the only named executive officer who is eligible for retirement.

Name / Form of Compensation	Change in Control ($)	With Cause ($)	Without Cause or With Good Reason ($)	Resignation ($)	Death or Disability ($)	Retirement ($)
John P. Williamson(1)
Severance	5,785,503	—	4,737,512	—	573,101	—
Benefit & Perquisite Continuation	27,001	—	27,001	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	13,754,452	—	—	—	2,750,800	—

James A. Mallak(1)
Severance	1,373,488	—	967,761	—	156,308	—
Benefit & Perquisite Continuation	23,501	—	19,167	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	3,835,258	—	—	—	1,025,004	1,025,004

William E. Waltz(1)
Severance	1,479,237	—	1,084,304	—	294,439	—
Benefit & Perquisite Continuation	32,626	—	25,250	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	4,988,610	—	—	—	2,565,683	—

Michael J. Schulte(1)
Severance	1,135,732	—	797,470	—	120,947	—
Benefit & Perquisite Continuation	32,626	—	25,250	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	5,461,589	—	—	—	3,189,794	—

Peter J. Larivere(1)
Severance	1,108,551	—	784,146	—	135,337	—
Benefit & Perquisite Continuation	20,873	—	17,416	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	3,228,352	—	—	—	2,565,683	—

(1)	Under the terms of our severance policy, if the employment of a named executive officer is terminated without “cause” or for “good reason,” he is eligible to receive (1) a multiple of his base salary and prior years’ bonuses, (2) a pro rata bonus for the year of termination, and (3) continued health and welfare insurance benefits at active employee rates for 18 months post-termination. The applicable multiples are described above, see “Executive Compensation—Employment Agreements and Offer Letters.” In the “Severance” row of the table, the figure in the “Change in Control” column includes only the incremental value that would be paid to the named executive officer in the event of a qualifying termination following a change in control arising from the application of the higher multiple (i.e., the named executive officer would also receive the amount in the “Without Cause or With Good Reason” column).

For all of the NEOs, the “Benefit & Perquisite Continuation” row also includes the estimated cost of outplacement services that would be provided to the NEO ($14,000 in the case of Mr. Williamson, and $10,500 for the other NEOs).

(2)	The effect of a termination of employment prior to a change in control on outstanding equity awards is as follows:

•	Options. Options vest in full on termination due to the holder’s death or permanent disability. In addition, options granted after our IPO continue to vest due to the holder’s retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, unvested options are forfeited.

•	RSUs. RSUs vest in full on termination due to the holders’ death or permanent disability and continue to vest due to retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, RSUs are forfeited, except that the special retention RSUs granted to Messrs. Waltz, Schulte and Lariviere vest on a pro rata basis upon the holder’s termination without cause.

•	PSUs. Upon the holders’ death, permanent disability or retirement, a number of PSUs will vest based on actual performance during the entire performance period (as if the holder were employed for the full performance period), pro-rated for the period of actual employment during the performance period. (For retirement vesting to occur, the holder must be employed for at least six months of the performance period and must remain in compliance with applicable restrictive covenants.) On any other termination of employment, PSUs are forfeited. For purposes of the “Death or Disability” column, we have assumed pro rata vesting based on the target number of PSUs rather than actual performance.

The effect of a change in control on outstanding equity awards is as follows:

•	Options and RSUs. In the event of a change in control, outstanding RSUs and options will be converted into economically equivalent awards with (1) an equivalent or better vesting schedule and (2) accelerated vesting on a termination without cause of a constructive termination with “good reason” within two years following the change in control. If not so converted, the outstanding RSUs and options will be fully vested and cancelled for a cash payment equal to the price paid per share in the change in control (less, in the case of options, the strike prices of the options).

•	PSUs. In the event of a change in control, our Omnibus Incentive Plan provides that the PSUs will be converted into time-vesting RSUs that vest based on continued service over the remainder of the performance period. The number of RSUs resulting from this conversion is based on either the target number of PSUs or actual performance measured against the performance goals, and in either case prorated based on service for the elapsed portion of the performance period through date of the change in control. These RSUs may then be converted into alternative awards with the features described in the immediately preceding paragraph (i.e., accelerated vesting on a termination without cause of a constructive termination with “good reason” within two years following the change in control), and if not so converted will be fully vested and cancelled for a cash payment equal to the price paid per share in the change in control.

(3)	For purposes of the “Accelerated Vesting of Equity Awards” row and the “Change in Control” column, we have assumed that (1) a change in control occurred on September 29, 2017, which is the last day of the fiscal year for which public stock prices are available, (2) PSUs were converted into RSUs based on the target number, rather than based on actual performance, and (3) the RSUs resulting from such conversion, as well as all other RSUs and all options, were fully vested and cancelled for cash at the closing stock price on that date ($19.51) (minus, in the case of options, the applicable exercise price).

Equity Compensation Plan Information

The following table contains information, as of September 30, 2017, about the amount of our common shares to be issued upon the exercise or settlement of outstanding options, RSUs and PSUs granted under our equity incentive plans.

Plan Category	Number of Securities to be Issue Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	5,808,854	8.30	2,922,890
Equity compensation plans not approved by shareholders	—	—	—
Total	5,808,854	8.30	2,922,890

(1)	The figures in this column reflect 5,158,388 stock options, 466,448 RSUs and 184,018 PSUs granted to officers and directors pursuant to the Stock Incentive Plan and Omnibus Incentive Plan.

Director Compensation

For so long as the consulting agreement with CD&R, as described in “Certain Relationships and Related Transactions—Consulting Agreement,” remains in effect, no director affiliated with CD&R is compensated by the Company for any services as a director. Subject to limitations set forth in the consulting agreement, the Company reimburses its directors for reasonable out-of-pocket expenses incurred by them for attending meetings of our board of directors and committees thereof. For the period beginning with fiscal 2015 through fiscal 2017, we have appointed 6 independent outside directors.

Our non-employee directors who are not affiliated with CD&R are paid an annual retainer fee of $75,000, which is paid on a quarterly basis as of the beginning of the Board Calendar year, which begins as of the date of the annual meeting of stockholders each year. In addition, the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000, the chairperson of the Compensation Committee receives an additional annual cash retainer of $15,000 and the chairperson of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000.

Messrs. James and Kershaw each received $18,750 cash retainer for their service on our board of directors during fiscal 2017, which represents one quarter of a full year’s retainer.

Beginning with the 2017 Board Calendar year, which began on the date of the 2017 Annual Meeting of Stockholders, we changed the compensation of our non-employee directors who are not affiliated with CD&R by replacing the prior policy of one-time grants of RSUs with an annual equity award of RSUs with a value at the time of grant equal to $85,000. RSUs will generally be subject to a one-year vesting schedule based on the director’s continued services to us.

The compensation paid to our non-employee directors quantified in the table below reflects payments and grants made by the Company during fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
A. Mark Zeffiro	95,000	85,000	—	—	—	180,000
Jeri L. Isbell	90,000	85,000	—	—	—	175,000
William R. VanArsdale	75,000	85,000	—	—	—	160,000
Scott H. Muse	75,000	85,000	—	—	—	160,000
Justin A. Kershaw	18,750	85,000	—	—	—	103,750
Wilbert W. James Jr.	18,750	85,000	—	—	—	103,750

(1)	Fees earned for Messrs. Kershaw and James represent one quarter of the total annual fees to be paid as both were appointed to Atkore’s Board of Directors during the company’s fourth quarter of the 2017 fiscal year.
(2)	Ms. Isbell and Messrs. Zeffiro, VanArsdale and Muse were each granted 3,353 RSUs at a per share value of $25.35. Messrs. Kershaw and James were each granted 4,126 RSUs at a per share value of $20.60. The RSUs will vest one day prior to the Company’s next Annual Meeting of Stockholders in 2018.

Compensation Committee Report

The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis, discussed it with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Jeri L. Isbell, (Chairperson)

Philip W. Knisely

William R. VanArsdale

This Compensation Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 8, 2017 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 63,431,472 shares of our common stock outstanding as of December 8, 2017.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o Atkore International Group Inc., 16100 South Lathrop Avenue, Harvey, Illinois 60426.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent (%)
CD&R Allied Holdings, L.P.(1)	30,460,377	48.0
Levin Capital Strategies, L.P.(2)	4,035,007	6.4
Philip W. Knisely(3)	—	—
John P. Williamson(4)	1,096,710	1.7
James A. Mallak(4)	160,514	*
William E. Waltz(4)	228,794	*
Michael J. Schulte(4)	269,346	*
Peter J. Lariviere (4)	82,034	*
James G. Berges(1)(3)	30,460,377	48.0
Jeri L. Isbell(5)	10,965	*
Scott H. Muse(5)	10,965	*
Nathan K. Sleeper(1)(3)	30,460,377	48.0
William VanArsdale(5)	10,965	*
A. Mark Zeffiro(5)	14,313	*
Jonathan L. Zrebiec(1)(3)	30,460,377	48.0
Justin A. Kershaw(5)	4,126	*
Wilbert W. James(5)	4,126	*
All current directors and executive officers as a group (15 persons)(1)(4)(5)	32,353,235	51.0

*	Less than one percent.

(1)	CD&R Associates VIII, Ltd., or “CD&R Holdings GP,” as the general partner of CD&R Investor, CD&R Associates VIII, L.P., as the sole shareholder of CD&R Holdings GP, and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company’s common stock. Each of CD&R Holdings GP, CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company’s common stock in which the CD&R Investor has beneficial ownership. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company’s common stock in which the CD&R Investor has beneficial ownership. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to the shares of the Company’s common stock held by the CD&R Investor are made by an investment committee of limited partners of CD&R Associates VIII, L.P., the “Investment Committee.” The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Russell P. Fradin, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian Griffiths, Marco Herbst, Sarah Kim, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Ravi Sachdev, Christian Rochat, Richard J. Schnall, Stephen W. Shapiro, Nathan K. Sleeper, Derek L. Strum, Sonja Terraneo, David H. Wasserman and Jonathan L. Zrebiec. Messrs. Berges, Sleeper and Zrebiec are directors of Atkore. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investor, Mr. Berges, Mr. Sleeper or Mr. Zrebiec. The address for each of the CD&R Investor, CD&R Holdings GP, CD&R Associates VIII, L.P., and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.
(2)	According to the Schedule 13G filed by Levin Capital Strategies, L.P., as of February 24, 2017, Levin Capital Strategies, L.P. beneficially owned 4,035,007 shares of our common stock. Levin Capital Strategies, L.P. reported shared voting power with respect to 3,326,017 shares and shared dispositive power with respect to 4,035,007 shares. The address for Levin Capital Strategies, L.P. is 595 Madison Avenue, 17th Floor, New York, NY 10022.
(3)	Messrs. Knisely, Berges, Sleeper and Zrebiec are directors of Atkore. Messrs. Berges, Sleeper and Zrebiec are partners of CD&R and Mr. Knisely is an operating advisor to CD&R funds. They expressly disclaim beneficial ownership of the shares held by the CD&R Investor. The address for Messrs. Knisely, Berges, Sleeper and Zrebiec is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.
(4)	Includes shares which the current executive officers have the right to acquire prior to February 6, 2018 through the exercise of stock options or vesting of RSUs: Mr. Williamson, 973,710, Mr. Mallak, 216,399, Mr. Waltz, 215,094, Mr. Schulte, 225,506, and Mr. Lariviere, 64,394. All current executive officers as a group have the right to acquire 1,912,181 shares prior to December 8, 2017 through the exercise of stock options or vesting of RSUs.
(5)	Includes RSUs granted to the directors for board service that were immediately vested upon grant: Ms. Isbell, 10,965 RSUs, Mr. Muse, 10,965 RSUs, Mr. VanArsdale, 10,965 RSUs, Mr. Zeffiro, 14,313 RSUs, Mr. Kershaw, 4,126 RSUs and Mr. James, 4,126 RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2017, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that, due to an administrative error, the Company did not timely file Form 4s reflecting the automatic grant of RSUs to Messrs. Muse, VanArsdale and Zeffiro and Ms. Isbell on March 7, 2017, which was the date of the 2017 annual meeting. These Form 4s were filed with the SEC on May 4, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Atkore or a nominee to become a director of Atkore; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with the CD&R Investor. The Stockholders Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;

•	at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;

•	at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

•	at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and

•	at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees that the CD&R Investor is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors.

With respect to any vacancy of a CD&R designated director, the CD&R Investor will have the right to designate a new director for election by a majority of the remaining directors then in office. The Stockholders Agreement provides that a CD&R Designee will serve as the Chairman of our board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. The Stockholders Agreement also grants to the CD&R Investor certain other rights, including specified information and access rights.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with the CD&R Investor. The registration rights agreement grants to the CD&R Investor the right to cause us, at our expense, to use our reasonable best efforts to register shares held by the CD&R Investor for public resale, subject to specified limitations. If we register any of our common stock, the CD&R Investor and the other parties to the registration rights agreement also have the right to require us to use reasonable best efforts to include shares of our common stock held by them, subject to specified limitations, including as determined by the underwriters. The registration rights agreement provides for us to indemnify the CD&R Investor and its affiliates in connection with the registration of our common stock.

Consulting Agreement

In connection with the closing of the Transactions, we, AIH and AII entered into a separate consulting agreement with CD&R. As discussed below, the consulting agreement with CD&R was terminated on June 15, 2016 in connection with our IPO.

Pursuant to the consulting agreement with CD&R, CD&R provided us with financial, investment banking, management, advisory and other services. The annual consulting fee payable to CD&R under the consulting agreement was $3.5 million, plus out-of-pocket expenses. We were also required to pay CD&R a fee equal to 1.0% of the transaction value of certain financing and acquisition or disposition transactions completed by us, plus out-of-pocket expenses, or such lesser amount as CD&R and we may agree.

In connection with our IPO in June 2016, we entered into a termination agreement with CD&R, pursuant to which the parties agreed to terminate the ongoing consulting fee described above. Pursuant to the termination agreement, we paid CD&R a termination fee of $12.8 million. Thereafter, the annual consulting fee terminated. No transaction fee was payable to CD&R under the consulting agreement as a result of the IPO.

Indemnification Agreement

In connection with the closing of the Transactions, we, AIH and AII entered into separate indemnification agreements (the “Indemnification Agreement”) with (i) CD&R and (ii) the CD&R Investor (collectively, the “CD&R Affiliates”).

Under the Indemnification Agreement, we, AIH and AII, subject to specified limitations, jointly and severally agreed to indemnify the CD&R Affiliates against specified liabilities arising out of performance of the consulting agreement and certain other claims and liabilities.

Our indemnification obligations under the Indemnification Agreement are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.

We have entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights. See

“Description of Capital Stock—Limitations on Liability and Indemnification” in the prospectus we filed with the SEC on February 17, 2017 for additional information.

Transactions with Other Related Parties

During fiscal 2017, an investment fund affiliated with CD&R acquired a controlling interest in one of the Company’s customers, making such customer an affiliate of CD&R. In fiscal 2017, the Company sold an aggregate of $8.3 million of products to this affiliate. Management believes that sales to these customers were conducted on an arm’s-length basis at prices that an unrelated third party would pay.

REPORT OF THE AUDIT COMMITTEE

The principal purpose of the Audit Committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2017, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2017 with management and with Deloitte & Touche LLP. These audited financial statements are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte and Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC.

The Audit Committee

A. Mark Zeffiro (Chairperson)

Jeri L. Isbell

Scott H. Muse

This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 1: ELECTION OF DIRECTORS

The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class II directors:

•	James G. Berges

•	Jeri L. Isbell

•	Wilbert W. James Jr.

•	Jonathan L. Zrebiec

If elected, each of these individuals will serve as a Class II director until the 2021 Annual Meeting of Stockholders and until her or his successor has been elected and qualified, or until her or his earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class II director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS II NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Act, and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At the Company’s annual meeting of stockholders on March 7, 2017, holders of a majority in aggregate principal amount of shares entitled to vote considered and approved a proposal that the Company put to vote a Say on Pay proposal each year.

As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.

For these reasons, the board of directors is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As an advisory vote, Proposal 2 is not binding on our board of directors or the Compensation Committee, will not overrule any decisions made by our board of directors or the Compensation Committee, or require our board of directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018, and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal 2018; however, the Audit Committee will consider the outcome of the vote for fiscal 2018 and when making appointments of our independent registered public accounting firm in future years.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Audit Fees and Related Fees

The following table presents, for fiscal 2017 and 2016, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte & Touche LLP not included in the first three categories.

	Fiscal Year Ended
	September 30, 2017	September 30, 2016
Audit Fees(1)	$2,427,516	$1,691,221
All Other Fees(2)	$447,481	$1,272,891

(1)	Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company.
(2)	Includes services rendered in connection with our IPO, secondary offerings and other related expenses.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

All of the services performed by Deloitte & Touche LLP during the fiscal year ended September 30, 2017 and the fiscal year ended September 30, 2016 were approved in advance by the Audit Committee pursuant to the pre-approval policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018.

OTHER BUSINESS

The board of directors does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 16100 South Lathrop Avenue, Harvey, IL 60426, for inspection by the stockholders during regular business hours from December 5, 2017, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,

Daniel S. Kelly

Vice President, General Counsel and Secretary

December 15, 2017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
		For	Against	Abstain
1A	James G. Berges	☐	☐	☐
1B	Jeri L. Isbell	☐	☐	☐

1C	Wilbert W. James, Jr.	☐	☐	☐

1D	Jonathan L. Zrebiec	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	The non-binding advisory vote approving executive compensation.	☐	☐	☐

3	The ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP# SEQUENCE#
JOB#
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

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ATKORE INTERNATIONAL GROUP INC. Annual Meeting of Stockholders January 31, 2018 09:00 AM CST This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint(s) Keith L. Whisenand and Courtney H. Young, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ATKORE INTERNATIONAL GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM, CST on January 31, 2018 at the Waldorf Astoria Chicago, 11 E. Walton Street, Chicago, Illinois 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side